As filed with the Securities and Exchange Commission on October 1, 2026

Securities Act File No. 333-298414
1940 Act File No. 811-24011

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 1	☒

and

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 3

FT VEST TOTAL RETURN INCOME FUND: SERIES A4

(Exact Name of Registrant as Specified in Charter)

c/o UMB Fund Services, Inc.

235 West Galena Street

Milwaukee, WI 53212

(Address of Principal Executive Offices)

414-299-2217

(Registrant’s Telephone Number)

Ann Maurer

235 West Galena Street

Milwaukee, WI 53212

(Name and Address of Agent for Service)

Copy to:

Joshua B. Deringer, Esq.

Faegre Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, PA 19103-6996

215-988-2700

Approximate Date of Proposed Public Offering:

As soon as practicable after the effective date of this Registration Statement.

☐	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.

☒	Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

☐	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.

☐	Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

☐	Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box)

☐	when declared effective pursuant to Section 8(c) of the Securities Act

If appropriate, check the following box:

☐	This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].

☐	This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: .

☐	This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: .

☒	This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: 333-298414.

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).

☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities and Exchange Act of 1934).

☐	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment to the Registration Statement on Form N-2 (File Nos. 333-298414 and 811-24011) of FT Vest Total Return Income Fund: Series A4 (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of amending Exhibit h.1 to the Registration Statement. Exhibit h.1 is the Distribution Agreement between First Trust Portfolios L.P. and the Fund. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment consists only of a facing page, this explanatory note and Part C of the Registration Statement setting forth the exhibits to the Registration Statement. This Post-Effective Amendment does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C: OTHER INFORMATION

FT VEST TOTAL RETURN INCOME FUND: SERIES A4

(the “Registrant”)

Item 25.	Financial Statements and Exhibits

(2)	Exhibits

(a)(1)	Agreement and Declaration of Trust is incorporated by reference to Exhibit (a) (1) to Registrant’s Registration Statement on Form N-2 (Reg. 811-24011) as previously filed on October 17, 2024.

(a)(2)	Certificate of Trust is incorporated by reference to Exhibit (a) (2) to Registrant’s Registration Statement on Form N-2 (Reg. 811-24011) as previously filed on October 17, 2024.

(b)	By -Laws are incorporated by reference to Exhibit (b) to Registrant’s Registration Statement on Form N-2 (Reg. 811-24011) as previously filed on October 17, 2024.

(c)	Not applicable.

(d)	Refer to Exhibit (a)(1), (b).

(e)	Not applicable.

(f)	Not applicable.

(g)(1)	Investment Management Agreement is incorporated by reference to Exhibit (g) (1) to Registrant’s Registration Statement on Form N-2 (Reg. 811-24011) as previously filed on October 17, 2024.

(g)(2)	Sub-Advisory Agreement is incorporated by reference to Exhibit (g) (2) to Registrant’s Registration Statement on Form N-2 (Reg. 811-24011) as previously filed on October 17, 2024.

(h)(1)	Distribution Agreement is filed herewith.

(h)(2)	Distribution and Service Plan is incorporated by reference to Exhibit (k) (6) to Registrant’s Registration Statement on Form N-2 (Reg. 811-24011) as previously filed on October 17, 2024.

(i)	Not applicable.

(j)	Custody Agreement is incorporated by reference to Exhibit (j ) to Registrant’s Registration Statement on Form N-2 (Reg. 811-24011) as previously filed on October 17, 2024.

(k)(1)	Administration, Fund Accounting and Recordkeeping Agreement is incorporated by reference to Exhibit (k) (1) to Registrant’s Registration Statement on Form N-2 (Reg. 811-24011) as previously filed on October 17, 2024.

(k)(2)	Form of Joint Insured Bond Agreement is incorporated by reference to Exhibit (k)(2) to the Registrant’s Registration Statement on Form N-2 (Reg. 811-24011) as previously filed on September 23, 2026.

(k)(3)	Form of Joint Liability Insurance Agreement is incorporated by reference to Exhibit (k)(3) to the Registrant’s Registration Statement on Form N-2 (Reg. 811-24011) as previously filed on September 23, 2026.

(k)(4)	Platform Management Agreement is incorporated by reference to Exhibit (k) (4) to Registrant’s Registration Statement on Form N-2 (Reg. 811-24011) as previously filed on October 17, 2024.

(k)(7)	Subscription Document is incorporated by reference to Exhibit (k) (7) to Registrant's Registration Statement on Form N-2 (Reg. 811-24011) as previously filed on August 18, 2026.

(k)(8)	Escrow Agreement is incorporated by reference to Exhibit (k) (8) to Registrant’s Registration Statement on Form N-2 (Reg. 811-24011) as previously filed on January 23, 2025.

(l)	Opinion and Consent of Faegre Drinker Biddle & Reath LLP is incorporated by reference to Exhibit (l) to the Registrant’s Registration Statement on Form N-2 (Reg. 811-24011) as previously filed on September 23, 2026.

(m)	Not applicable.

(n)	Consent of the Independent Registered Accounting Firm is incorporated by reference to Exhibit (n) to the Registrant’s Registration Statement on Form N-2 (Reg. 811-24011) as previously filed on September 23, 2026.

(o)	Not applicable.

(p)	Not applicable.

(q)	Not applicable.

(r)(1)	Code of Ethics of Registrant is incorporated by reference to Exhibit (r) (1) to Registrant’s Registration Statement on Form N-2 (Reg. 811-24011) as previously filed on October 17, 2024.

(r)(2)	Code of Ethics of First Trust Capital Management L.P. is incorporated by reference to Exhibit (r) (2) to Registrant’s Registration Statement on Form N-2 (Reg.811-24011) as previously filed on October 17, 2024.

(r)(3)	Code of Ethics of Vest Financial, LLC is incorporated by reference to Exhibit (r) (3) to Registrant’s Registration Statement on Form N-2 (Reg. 811-24011) as previously filed on October 17, 2024.

(r)(4)	Code of Ethics of First Trust Portfolios L.P. is incorporated by reference to Exhibit (r) (4) to Registrant’s Registration Statement on Form N-2 (Reg. 811-24011) as previously filed on October 17, 2024.

(s)	Calculation of Filing Fees Tables is incorporated by reference to Exhibit (s) to Registrant's Registration Statement on Form N-2 (Reg. 811-24011) as previously filed on August 18, 2026.

(t)	Powers of Attorney are incorporated by reference to Exhibit (t) to Registrant's Registration Statement on Form N-2 (Reg. 811-23991) as previously filed on August 18, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago in the State of Illinois on the 1st day of October 2026.

FT Vest Total Return Income Fund: Series A4

By:	/s/ Michael Peck
	Name:	Michael Peck
	Title:	President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Michael Peck	President (Principal Executive Officer)	October 1, 2026
Michael Peck

/s/ Chad Eisenberg	Treasurer (Principal Financial Officer and Principal	October 1, 2026
Chad Eisenberg	Accounting Officer)

*	Trustee	October 1, 2026
Terrance P. Gallagher

*	Trustee	October 1, 2026
David G. Lee

*	Trustee	October 1, 2026
Robert Seyferth

*	Trustee	October 1, 2026
Gary Shugrue

*By:	/s/ Ann Maurer
Ann Maurer
Attorney-In-Fact (pursuant to Power of Attorney)

Exhibit Index

(h)(1)	Distribution Agreement.